Filed Pursuant to Rule 424(b)(3)
Registration No. 333-268335

Prospectus Supplement No. 9

to Prospectus dated February 3, 2023

CHILEAN COBALT CORP.

39,000,000 Shares of Common Stock

$1.33 per Share

This prospectus supplement No. 9 amends and supplements the prospectus dated February 3, 2023 which forms a part of our Registration Statement on Form S-1 (Registration Statement No. 333-268335) (the “Registration Statement”) and prospectus supplement No. 1 filed on March 24, 2023, prospectus supplement No. 2 filed on May 8, 2023, prospectus supplement No. 3 filed on May 15, 2023, prospectus supplement No. 4 filed on July 6, 2023, prospectus supplement No. 5 filed on July 12, 2023, prospectus supplement No. 6 filed on August 14, 2023, prospectus supplement No. 7 filed on September 27, 2023 and prospectus supplement No. 8 filed on November 9, 2023 (collectively, the “Supplements”) relating to the resale of up to 39,000,000 shares of common stock of Chilean Cobalt Corp. (the “Company,” “C3,” “we,” “our” and “us”) by the selling stockholders named in the prospectus. The foregoing prospectus, the Supplements and this prospectus No. 9 are collectively referred to as the “prospectus.” Please keep this prospectus supplement with your prospectus for future reference.

This prospectus supplement incorporates into the prospectus the attached Current Report on Form 8-K, filed with the Securities and Exchange Commission (“SEC”) on February 7, 2024.

This prospectus supplement is not complete without the prospectus, including any supplements and amendments thereto. This prospectus supplement should be read in conjunction with the prospectus which is to be delivered with this prospectus supplement. This prospectus supplement is qualified by reference to the prospectus, except to the extent that the information in this prospectus supplement updates or supersedes the information contained in the prospectus, including any supplements and amendments thereto.

Investing in our common stock should be considered speculative and involves a high degree of risk, including the risk of losing your entire investment. See “Risk Factors” section of the prospectus to read about the risks you should consider before buying shares of our common stock.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Capitalized terms contained in this prospectus supplement have the same meanings as in the prospectus unless otherwise stated herein.

The date of this prospectus supplement is February 7, 2024

Index of SEC Filings

The following report listed below is filed as a part of this prospectus supplement No. 9.

Appendix No.	Description

Appendix 1	Current Report on Form 8-K filed with the Securities and Exchange Commission on February 7, 2024.

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Appendix 1

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): February 7, 2024

CHILEAN COBALT CORP.

(Exact name of registrant as specified in its charter)

Nevada	333-268335	82-3590294
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

1199 Lancaster Ave, Suite 107

Berwyn, Pennsylvania 19312

(Address of principal executive offices)

(484) 580-8697

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions.

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
None.

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

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Item 7.01	Regulation FD Disclosure.

On February 7, 2024, Chilean Cobalt Corp. (the “Company”) released a shareholder update letter, a copy of which is attached hereto as Exhibit 99.1 and incorporated herein by this reference.

The information contained in the press release attached hereto is being furnished and shall not be deemed filed for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liability of that Section, and shall not be incorporated by reference into any registration statement or other document filed under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description
99.1	Chilean Cobalt Corp. Shareholder Update Letter dated February 7, 2024.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHILEAN COBALT CORP

Dated: February 7, 2024	By:	/s/ Duncan T. Blount
	Name:	Duncan T. Blount
	Title:	Chief Executive Officer

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Exhibit 99.1

7 February 2024

Chilean Cobalt Corp 2023 Annual Update

2023 proved to be a busy and successful year for us at Chilean Cobalt Corp (“C3” or the “Company”), as we continue to pursue responsible development of our 100% owned La Cobaltera cobalt-copper project in northern Chile.

While the lithium-ion battery and broader electrification theme has clearly taken hold in the market, the sentiment towards mining companies – particularly junior/developer miners – remains less upbeat. This has also been impacted by weaker (and volatile) cobalt prices, though copper prices have been more supportive.

Cobalt mine supply during 2023 saw significant growth, upwards of 23% year-over-year supply growth1 driven by Chinese-owned/operated mine openings in the Democratic Republic of the Congo (namely, Kisanfu), as well as by the ramp-up in Indonesian nickel-cobalt laterite projects, which are also largely controlled by Chinese groups2. This took place at a time when demand for electric vehicles was softer, particularly in North America and Western Europe, where higher energy density Nickel-Manganese-Cobalt cathode chemistries are more prevalent. The result was one of the largest annual surpluses in recent years – which sent cobalt prices down by nearly 40% during 2023.

Meanwhile, the copper market was much more supportive. This was driven in part by supply, which began to disappoint towards the end of 2023, with specific instances of supply outages and accelerating production declines primarily across South and Central America. This was paired with stable and strong demand, resulting in almost flat prices year-over-year.

Despite weaker-than-expected metals prices, the future outlook remains robust, with demand projected to outpace supply for most metals, and specifically for cobalt and copper, beginning as early as 2024-25 (for copper) and 2027-28 (for cobalt). To satisfy that demand, expansions and new mines must be built – requiring a higher incentive price than the current spot or futures prices.

We remain encouraged by strong interest by strategic groups and real buyers, and believe there is a current disconnect between the real physical market, which is often obfuscated, and the much more visible paper market.

2023 Highlights

During 2023, C3 added two new Board Members and a team of Technical Advisors with experience in geology and engineering – bulking up our Independent Directors and exploration team.

C3 also established the ESG Committee at the Board of Directors level. The Committee is working to finalize our Sustainability Framework, which will drive our ESG and broader sustainability efforts across all phases of project development and operations: from exploration and development through production and onto final end-of-life mine site remediation.

We concluded a capital raise with new and existing shareholders for USD $1.1 million, then listed the company on the US OTC Market (OTCQB: COBA) with a direct listing in the third quarter of 2023, which we believe will support greater market visibility and capital markets access. Future plans include evaluation of an up-listing to the Nasdaq or NYSE American stock exchange.

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1 Source: The Cobalt Institute, Cobalt Market Overview Q4 2023

2 https://content.benchmarkminerals.com/hubfs/Chinas%20influence%20over%20Indonesian%20nickel%2001.2024.jpg l

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Regarding project funding and broader support, we are actively engaged with potential strategic partners who have a rising interest in securing cobalt and copper from Chile, a US Free Trade Agreement (FTA) country, resulting in Inflation Reduction Act (IRA) eligibility for critical minerals – and one of the world’s top ranked mining jurisdictions. The potential strategic partners we are in discussions with include several planned US cobalt refineries, Korean and other battery manufacturers with facilities under construction or planned in the US, Japanese trading houses, US/European electric vehicle automakers, and other larger mining companies looking for new growth exposure.

Additionally, we are engaged with several US government agencies regarding diplomatic support and direct/indirect funding opportunities, including the US Department of Energy, Department of Defense, Department of Commerce, Department of State, US Export-Import (EXIM) Bank, and others. Efforts to improve and strengthen the supply chains of critical minerals remains one of the only truly bipartisan issues, and one that we are uniquely positioned to benefit from and support with the development of La Cobaltera.

In terms of project development, we followed on the significant 2018-19 brownfield exploration campaign with an advanced mapping (topographic and aeromagnetic survey) program focused on the greenfield areas of our properties. Using these results, we have begun to design a follow-on exploration campaign to execute during 2024.

Another focus of ours is on district consolidation, and we are actively pursuing several adjacent opportunities in the La Cobaltera project area and broader San Juan district. Beyond these opportunities, we are evaluating several potential business development opportunities related to copper and cobalt outside of the San Juan mining district.

We continue to evaluate various technology offerings that can provide support during exploration and development, and even into production. We have conducted some initial pilot tests and are entering into exploratory agreements with several companies both here in the United States, as well as in Canada and in Chile – focused on areas including bioleaching, advanced imaging/mapping, artificial intelligence for exploration, and surgical mining of vein systems, amongst others.

New C3 Team Additions

During 2023, we added two new Independent Board Members: Geraldine Barnuevo and Fiona Clouder. Ms. Barnuevo is an environmental and sustainability strategist professional with experience in the automotive and aerospace industries. She is currently the Vice President of Operational Sustainability at GE Aviation and previously held a variety of roles at General Motors (GM) focused on increasing responsibility in several geographic regions. Ms. Barnuevo led GM’s sustainability strategy and initiatives in the areas of sustainability reporting, stakeholder engagement, corporate goals monitoring, and strategies focused on reducing environmental and social impact as well as improving organizational performance.

Ms. Clouder has wide experience across Latin America, both as a diplomat and now through her work in the private sector. She was the UK’s Ambassador to Chile from 2014 to 2018; and the Regional Ambassador, Latin America and Caribbean, COP26, from 2020 to 2022, driving diplomatic engagement at the top of governments and business for a Net Zero world. She previously led the FCO (Foreign & Commonwealth Office, now FCDO) strategy on Latin America (the Canning Agenda). Ms. Clouder joined the FCO in 2001 from the Research Councils (now UKRI) to build and lead the global Science and Innovation Network (UKSIN). Now working in the private sector, including with The Ambassador Partnership, Ms. Clouder continues to focus on Latin America, business links, and government relations. She is particularly interested in the interface of mining, energy, and environmental issues. We have welcomed both of them to the C3 Board of Directors, and also to C3’s newly-established ESG Committee where they have already made a considerable impact as we develop our ESG framework.

In addition, C3 added three Technical Advisors to our team: Dr. Lawrence W. Snee, Gonzalo Mato, and Alejandro Muñoz. Dr. Snee is a Certified Professional Geologist and Qualified Person with over 40 years of experience focused on global exploration geology. Mr. Mato is an exploration geologist with over 40 years of experience in Chile and broader South America, including work with bioleaching in Chile. Mr. Muñoz is an engineer and field project manager with over 10 years of experience focused on Chile. Together, and working with our Independent Technical Advisors, SRK Consulting, we are developing the next phase of exploration and project development.

During the year, C3 was saddened by the loss of Country Manager and Board Member, Ignacio Moreno Fernandez. Mr. Moreno had made a valuable contribution to the creation and management of C3 through his many years of public and private sector mining experience in Chile. His contribution and support will forever be remembered.

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Into 2024, we plan to finalize C3’s Advisory Board, which will advise the CEO and Board of Directors and will include subject matter experts directly relevant to C3’s strategy. Further, we plan to establish a Technical Advisory Committee to the ESG Committee. We also plan to add more technical personnel in Chile as exploration and project development accelerate in 2024.

Additionally, into 2024 Duncan Blount has been named Chairman of the Board of Directors, as Greg Levinson recently stepped down as Chairman, a role he has held since C3’s formation nearly six years ago. Mr. Levinson will remain engaged with C3 with his continuing role on the Board of Directors.

ESG Committee & Sustainability Framework

In 2023, C3 established the ESG Committee, which includes Andy Sloop (ESG Committee Chair), Geraldine Barnuevo, and Fiona Clouder – all C3 Board Members.

C3’s corporate mission statement states that Chilean Cobalt Corp is an innovator and leader that strives to be the most responsible supplier of critical mineral resources for the development of advanced materials and cleaner energy technologies that address the most pressing environmental and development issues.

This ESG Committee has been focused on establishing a draft Sustainability Framework, which we anticipate bringing to the full Board of Directors for adoption later this year and will underpin C3’s focus on ESG matters as integral parts of our corporate genetics – from exploration all the way into development and production, including final end-of-life mine site remediation and reclamation.

In summary, this Framework seeks to:

1)	Manage Sustainability Performance – develop and implement sustainability plan based on IRMA (Initiative for Responsible Mining Assurance)[3]-Ready Standard (under development) and IRMA Standard;
2)	Disclose Impact Materiality – Global Reporting Initiative[4] (GRI) Standards reporting and IRMA assessment; and
3)	Disclose Financial Materiality – International Sustainability Standards Board[5] (ISSB) Disclosure Standards.

Once finalized and adopted, this Framework will govern development of systems to be able to track, quantify, and qualify environmental, social, and governance-related metrics, as well as compare with other peers in the junior/developer mining space.

Capital Markets Development

In July 2023, C3 was admitted to the US OTC exchange as a listed and reporting entity (OTCQB: COBA). This milestone is expected to lead to an increase in C3’s market visibility and access to capital markets.

The decision to list in the United States was driven by C3’s existing status as a US-domiciled and US-based company (Nevada corporation, based in Pennsylvania), with a shareholder base and Management Team dominated by US citizens – and a corporate strategy that is expected to result in future cobalt and copper production imported into the US to feed the domestic lithium-ion battery supply chain, as well as traditional superalloy markets.

As a result, the OTC market is, for now, an appropriate market for trading in C3’s common stock. Into the future, we are evaluating up-listing to either the Nasdaq or NYSE American stock exchange.

As part of our listing process, and to further engage with capital markets, we are evaluating relationships with several banking partners to broaden our exposure to institutional and retail investors and to explore equity coverage options, amongst other discussions.

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3 IRMA – Initiative for Responsible Mining Assurance (https://responsiblemining.net/what-we-do/standard/)

4 GRI – Global Reporting Initiative (https://www.globalreporting.org)

5 ISSB – International Sustainability Standards Board (https://www.ifrs.org/groups/international-sustainability-standards-board/)

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Engagement with Potential Strategic Partners

Due to the rising strategic importance of securing raw material resources, a growing list of companies is taking an active – and often direct – approach to ensuring access to some of these critical minerals. The pursuit of this strategy includes direct investment into development projects, pre-production offtake agreements and financing potential, asset-level investment, financial and technical support for downstream development, and more.

While there are barriers to entry for downstream processing, the ultimate scarcity falls upon the upstream mineral resources.

As a result, we have been actively engaged with various potential strategic partners who are interested in securing future supplies of cobalt, particularly from a jurisdiction like Chile, which is one of the world’s top destinations for mining investment – and is a jurisdiction focused on maintaining high standards in areas including environmental stewardship, employee safety / positive social impact, and a high standard of corporate governance.

Additionally, Chile is a US FTA country. This FTA status not only makes any critical minerals (including cobalt) mined and/or processed in Chile eligible for US IRA incentives6, resulting in another dynamic supporting strategic interest in cobalt and copper from La Cobaltera. This is particularly important for lithium-ion battery manufacturers and electric vehicle manufacturers with existing or future planned operations in the US. In fact, it is estimated that by 2030, only about 8% of the world’s cobalt production will be IRA compliant7, and much of this material (particularly from Australia, Canada, and Morocco) is already subject to long-term offtake contracts. The end result is a likelihood of increasing strategic value for cobalt from La Cobaltera, a rare source of IRA-compliant cobalt.

The potential strategic partners we are in discussions with include the following:

1)	several planned US cobalt refineries (currently, there are none);
2)	US, European, Korean, and Japanese electric vehicle automakers with existing and/or planned facilities in the US/North America;
3)	Korean, Japanese, and European cathode and battery manufacturers with facilities under construction or planned in the US;
4)	Japanese trading houses (many of whom already have existing mining investments and offtake agreements in Chile);
5)	and other larger mining companies with healthy balance sheets who are looking for new growth exposure.

We are actively working to secure our first strategic partner during 2024.

Engagement with US Government Agencies

Given the increasing focus on critical minerals by the US government (and other governments as well), there are various support programs and funding opportunities that C3 believes it is well positioned to pursue, particularly given Chile’s FTA status with the US.

The US Department of Energy and Department of Defense are currently focused on supporting domestic US development of downstream processing of critical minerals. Due to each agency’s statutory mandates, they are unable to directly invest in or support C3’s La Cobaltera project; however, we at C3 have continued engagement with both the DOE and DOD – and along with several planned US cobalt refineries with which we are evaluating partnerships. Both the DOE and DOD have expressed interest in exploring potential ways of supporting this initiative with their programs which include the DOD’s Defense Production Act, Title III and the DOE’s Loan Programs Office.

The US Department of Commerce and Department of State have been very supportive of our development efforts, particularly related to diplomatic issues, as Chile’s FTA status prioritizes the country as a source of critical minerals and a welcome destination for US foreign direct investment.

The US Export-Import (EXIM) Bank, and specifically its China and Transformational Exports Program (CTEP) is increasingly focused on supporting mining of critical minerals abroad, particularly when US-made equipment and US-based services are prioritized. This support includes longer-duration, lower-cost loans to companies and projects that work to reduce dependence on Chinese technology and critical minerals supplies.

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6 https://www.whitehouse.gov/cleanenergy/clean-energy-updates/2023/03/31/treasury-releases-guidance-to-drive-investment-in-

critical-minerals-battery-supply-chains-in-america/

7 Source: Benchmark Mineral Intelligence

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As the critical minerals theme continues to dominate attention in the mining industry, driven by the bipartisan desire to strengthen and improve US (and western) supply chains of critical minerals, we at C3 expect additional opportunities for funding and support for La Cobaltera, both in Chile (mine development and production) and domestically in the US (downstream processing).

La Cobaltera Project Development

In terms of project development, C3 has historically focused exploration on the brownfield areas of La Cobaltera. During 2018 and into 2019, C3 along with our Independent Technical Advisor, SRK Consulting executed an exploration campaign that sought to validate the district’s mineral potential and to evaluate the potential of known mineralization to continue into the greenfield areas of C3’s holdings.

By taking the large body of historical data, which includes production records from the mid-1840s to the mid-1940s, underground and open pit mine plans (hand drawn), studies by US Geological Survey during the 1950s until 1970s on the cobalt vein systems, and more recent Chilean government (ENAMI, CORFO, and Sernageomin) studies on copper oxide resources and cobalt-copper potential across the entire district. With this data, our team with SRK designed an exploration program that included district topography work, trenching/sampling, geophysics/aeromagnetic survey, induced polarization tests, diamond drilling of ~22,000 meters, geochemical/geostatistical analysis, metallurgical work, site design work, and environmental baseline and hydrological work. This resulted in the successful validation of the La Cobaltera project, as well as the district’s greenfield potential.

Most recently, we have focused on the greenfield areas, and completed an initial topographic and aeromagnetic survey on the northern areas of our properties, which indicated some areas of interest. Our Technical Team has evaluated the survey results, and is now designing a follow-on exploration program to conduct mapping, sampling, trenching, and target ranking before ultimately drilling. We plan to begin fieldwork in Q2 2024.

Looking ahead towards project development, there are several different paths we can pursue in the near-term, medium-term, and long-term – and likely in parallel as well:

1)	Brownfield and greenfield copper oxide open pit resources (and potentially also waste rock and tailings piles) – able to be exploited using contract miners with the mined ore sent to ENAMI’s tolling facility in Vallenar[8], roughly 70km away from the La Cobaltera project area;
2)	Brownfield cobalt-copper oxide open pit resources – define and re-design/re-commission brownfield cobalt-copper oxide mines that were abandoned before mineralization was mined out;
3)	Brownfield cobalt-copper sulphide underground resources – conduct modern 3D underground mapping and development drilling to define the resource and re-design underground development;
4)	Greenfield development of newly-identified areas of interest across oxide/transition/sulphide zones of mineralization and the high-grade cobalt vein systems – with exploration ongoing.

We continue to progress La Cobaltera project development and are actively engaged with several potential strategic partners who will further support our development efforts. The entire C3 team is eager to de-risk, define, and delineate the resource potential at La Cobaltera.

Business Development

C3’s business development efforts are primarily focused on continuing district consolidation in the San Juan District, and specifically the areas around the broader La Cobaltera project area. This area remains strategic to our corporate development plans, and increasing our property area also provides the potential to accelerate near-term production, particularly from brownfield mine sites around the district.

Beyond this, we are evaluating several other business development opportunities, both in the Andean region of South America, as well as the Central African Copperbelt region. These are two of the most prolific areas in the world for copper as well as cobalt mineralization, both of which continue to be focus commodities for C3.

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8 https://www.enami.cl/Noticias/Pages/Planta-Vallenar-celebro-50-anios-de-historia.aspx

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Evaluation of Technology Offerings & Partnerships

We are currently evaluating technology offerings and potential partnerships in Chile, Canada, and the US to support La Cobaltera’s development, across exploration, production, and metallurgy.

Several of these evaluations are now at the pilot stage, including a bioleaching study that was conducted on a ~100 year-old tailings site. Initial results proved successful, both in terms of existing mineralization and the ability to enhance recovery of cobalt and copper. The US-based bioleaching company that we are currently evaluating under a Memorandum of Understanding (MOU) uses cutting-edge microbial technology to extract high-value metals from various sources without harmful chemicals. Not only does this technology allow for potentially higher rates of recovery, but it also results in significantly less use of harsh acids, which can be costly and bring negative risks to the surrounding environment.

Additionally, we are evaluating two advanced mapping companies, one in Chile and one in the US, who are pioneering drone-based hardware to conduct surveys ranging from topographical all the way to advanced infrared surveys, which have the potential to enhance data capture and improve exploration results. We have already completed several surveys with the Chilean company and are planning potential work programs under an MOU with the US-based company. Future collaboration may include underground 3D mapping (to build upon historical hand-drawn mine plans from ~100 years ago) and even sample collection from abandoned underground mine development that is not currently suitable for human presence or activity.

We are also evaluating a Chilean company focused on artificial intelligence use in exploration, which can support faster and more efficient resource discovery with a reduced capital cost for drilling. Due to the enormous body of historical data we have on La Cobaltera, combined with the results from our 2018-19 exploration campaign, we have a significant amount of data that covers a well-defined area, and are encouraged by initial results seen thus far. In the second half 2024, under our existing MOU, we plan to conduct a pilot test to fine-tune and calibrate this technology for real-world use as we continue with our follow-on exploration plans.

Finally, we are evaluating a North American company that uses surgical mining techniques paired with proprietary algorithms and artificial intelligence to define and extract narrow vein deposits, resulting in lower overall capex and a potentially-significant reduction in environmental footprint. The hardware/software has been proven at several deposits, and the high-grade cobalt vein system at La Cobaltera remains a high potential project for future pilot testing during 2024.

These and other technology offerings and partnerships have the potential to add real value to our project development at La Cobaltera. The accessibility and brownfield/greenfield nature of our project also create an ideal ‘testing ground’ for these and other technologies, which aim to improve efficiency and reduce cost/waste throughout the lifecycle of a mining project.

2024 Outlook

We believe Chile has significant potential to develop both historical brownfield and new greenfield cobalt projects utilizing secondary recovery from tailings piles9, and also from primary cobalt sources such as La Cobaltera. We remain encouraged by improving market dynamics, and the increasing strategic importance of establishing western supply chains of critical minerals, including cobalt and copper.

As we begin a new year, we work to continue the positive momentum and build upon the recent and historical efforts to both re-establish production at our brownfield sites, while continuing greenfield exploration.

We look forward to continuing this journey into 2024.

Sincerely,

/s/ Duncan T. Blount

Duncan T. Blount

Chairman & CEO

Chilean Cobalt Corp (C3)

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9 https://blog.investchile.gob.cl/chile-second-largest-cobalt-producer

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About Chilean Cobalt Corp

Chilean Cobalt Corp (“C3”) is a US-based and US-listed (OTCQB: COBA) critical minerals exploration and development company focused on the La Cobaltera cobalt-copper project, located in the past-producing San Juan District in northern Chile, one of the world’s few known primary cobalt districts.

C3 has a deliberate focus on building a dynamic and sustainable business with an emphasis on applying leading environmental stewardship, social engagement, and corporate governance practices to its strategy.

La Cobaltera is a district-scale opportunity across C3’s 2,635 hectares of 100% owned and unencumbered mining property situated in the San Juan District in northern Chile (Atacama Region III), a historic mining district with numerous past-producing mines and excellent infrastructure and accessibility. The project includes copper oxide and cobalt-copper oxide and sulphide resources with evidence of gold at depth across several known exploration and development targets district-wide.

Safe Harbor Statement

This 2023 Annual Update contains statements that involve expectations, plans or intentions (such as those relating to future business or financial results) and other factors discussed from time to time in the Company's Securities and Exchange Commission filings. These statements are forward-looking and are subject to risks and uncertainties, so actual results may vary materially. You can identify these forward-looking statements by words such as "may," "should," "expect," "anticipate," "believe," "estimate," "intend," "plan" and other similar expressions. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors not within the control of the company. The company cautions readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The company disclaims any obligation subsequently to revise any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

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